Exhibit 99.3

NEWS RELEASE

Atmel Announces Resolution of Stock Option Backdating Litigation
San Jose, CA, June 7, 2010 — Atmel® Corporation (NASDAQ: ATML), a leader in microcontroller and touch solutions, today announced the settlement of the remaining claims in long-running derivative litigation involving stock option backdating. The company had previously settled claims against a number of present and former employees, officers and directors.
The settlement announced today resolves claims asserted against the sole remaining defendant, the company’s former general counsel. The settlement, which is subject to approval by the court, provides for a payment to Atmel by the company’s insurers and for the dismissal of all remaining claims, resulting in a complete termination of the derivative litigation.
“We are pleased to have successfully resolved the remaining claims and to have put this derivative litigation behind us,” said Steven Laub, Atmel’s President and Chief Executive Officer. Mr. Laub also noted that since July 2006 — when Atmel’s Audit Committee commenced an eight-month investigation of the company’s historical stock option granting practices — the company had implemented a number of corporate governance changes in order to strengthen its stock option administration and governance functions.
Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

ATMEL NEWS RELEASE	June 7, 2010
About Atmel
Atmel Corporation (Nasdaq: ATML) is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions focused on industrial, consumer security, communications, computing and automotive markets.
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Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600